Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2015 Results and Announces a $50 Million Share Repurchase Program and a 50% Increase in the First Quarter 2016 Cash Dividend
Reno, Nevada-February 17, 2016-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported operating income for the fourth quarter and full year 2015 of $34.3 million and $81.3 million, or $1.05 and $2.50 per diluted share, respectively, and announced a $50 million share repurchase program and a 50% increase in the first quarter 2016 cash dividend to $0.09 per share.

Financial Highlights(1)
(in millions, except per share amounts and percentages)	Three Months Ended December 31,				Years Ended December 31,
	2015	2014	Change		2015	2014	Change
Net written premiums	$162.6	$149.3	9%		$689.3	$687.6	—%
Total revenues	$184.5	$192.6	(4)%		$752.1	$773.5	(3)%

Operating income	$34.3	$13.0	164%		$81.3	$35.6	128%
Operating income per diluted share	$1.05	$0.40	163%		$2.50	$1.11	125%

Net income before the impact of the LPT(2)	$23.9	$14.2	68%		$74.0	$45.7	62%
Net income before the impact of the LPT per diluted share(2)	$0.73	$0.44	66%		$2.27	$1.43	59%

Net income	$26.7	$29.1	(8)%		$94.4	$100.7	(6)%
Net income per diluted share	$0.82	$0.91	(10)%		$2.90	$3.14	(8)%

Diluted weighted average shares outstanding	32,747,809	32,143,130	2%		32,561,453	32,069,069	2%

Combined ratio before the impact of the LPT	93.0%	102.2%	(9.2)	pts	97.1%	105.0%	(7.9)	pts

Operating return on equity	16.1%	6.7%	9.4	pts	9.8%	4.7%	5.1	pts

				Year-over-Year Change
	December 31,	December 31,	December 31,	December 31,	December 31,
	2015	2014	2013	2015	2014
Book value per share(3)	$29.50	$28.38	$26.13	4%	9%
Adjusted book value per share (4)	$26.90	$24.99	$23.24	8%	8%

(1) See Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP for additional definitions and calculations.
(2) The Loss Portfolio Transfer (“LPT”) Agreement was a non-recurring transaction that does not result in ongoing cash benefits.
(3) Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
(4) Adjusted book value per share is book value less accumulated other comprehensive income, net, divided by the number of common shares outstanding.

Operational Highlights

•	Operating income increased $21.3 million and $45.7 million, or $0.65 and $1.40 per diluted share, for the quarter and full year, respectively, year-over-year.

•	Operating return on equity increased 9.4 and 5.1 percentage points for the quarter and full year to 16.1% and 9.8%, respectively.

•	Operating earnings benefited from favorable prior year reserve development of $8.5 million and $7.2 million for the quarter and full year, respectively.

•	Income taxes were reduced by $11.5 million and $15.3 million for the quarter and the full year, respectively, due to pre-privatization reserve adjustments.

•	Combined ratio before the LPT of 93.0% and 97.1% for the quarter and full year, respectively, down 9.2 and 7.9 percentage points, respectively, year over year.

•	Fourth quarter and full year 2015 current accident year loss estimates of 64.5% and 66.2%, respectively, compared to 72.2% and 73.6%, respectively, for the prior year.

•
In-force payroll exposure increased 1.4% overall, while exposure in California declined 5.7% year-over-year. In-force policies declined 0.9% overall and 6.4% in California year-over-year. Net rate decreased 2.7% overall and increased 0.7% in California year-over-year.

•	Net earned premiums increased 5.3% in the quarter and 0.9% for the full year, driven primarily by higher final audit premiums year-over-year.

•	Net investment income increased $0.5 million and decreased $0.2 million, to $18.4 million and $72.2 million, for the quarter and full year, respectively, year-over-year.

•
Net realized losses of $15.8 million in the quarter and $10.7 million in the full year, largely driven by other-than-temporary impairments of equity securities due to a continued downturn in the energy and commodity sectors.

The Company commented:
“We strengthened our performance throughout 2015 and we are pleased to report our best operating results in the fourth quarter and the full year since 2007. We achieved an annualized operating return on equity of 16.1% in the fourth quarter and 9.8% in the full year, representing a 9.4 and 5.1 percentage point increase in the quarter and full year, respectively, year-over-year. Our underwriting profitability, measured by the combined ratio before the LPT, improved 9.2 percentage points in the quarter and 7.9 points in the full year relative to 2014 and our adjusted book value per share increased 8% year-over-year.”
“We recognized $9.0 million in favorable prior accident year development in our voluntary business. Redundancies in pre-privatization accident years were reallocated to more recent accident years producing tax benefits in the fourth quarter and the full year; we believe these adjustments encompass the estimated redundancies remaining in the non-LPT accident years prior to 2000. Our progress in non-renewing under-performing business, earlier settlement of claims, our pricing and data-driven underwriting strategies, and in targeting profitable classes of business across our markets, has resulted in historically high levels of operating profitability.”
“Consistent with our goal to create shareholder value over the longer term and in light of our strong financial position and operating performance, we are pleased to announce capital actions, authorized by our Board of Directors, which allow the further return of capital to shareholders, including a 50% increase in our quarterly cash dividend and a new, two-year $50 million share repurchase program. These actions reflect the continued confidence of management and the Board in the strength of our balance sheet, our underwriting results and our ongoing commitment to maximize shareholder value.”
Capital Actions
Today, EHI announced that the Board of Directors has authorized a share repurchase program that enables the Company to purchase up to $50 million of its outstanding common stock over a period of two years beginning February 22, 2016.
Repurchases under the Company’s new program will be made in the open market or privately negotiated transactions in compliance with Securities and Exchange Commission rules, subject to market conditions, applicable legal requirements, and other relevant factors. This share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company’s discretion. The Company had approximately 32.2 million common shares outstanding as of December 31, 2015.

The Board of Directors declared a first quarter 2016 dividend of $0.09 per share. The dividend is payable on March 15, 2016 to stockholders of record as of March 1, 2016. The first quarter dividend represents a 50% increase over the previous quarterly rate of $0.06 per share.
Conference Call and Web Cast; Form 10-K, Supplemental Materials
The Company will host a conference call on Wednesday, February 17, 2016, at 10:30 a.m. Pacific Standard Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (800) 585-8367 or (855) 859-2056 with a pass code of 34150471.
EHI expects to file its Form 10-K for the year ended December 31, 2015, with the Securities and Exchange Commission (“SEC”) later this week. The Form 10-K will be available without charge through the EDGAR system at the SEC's web site at www.sec.gov, and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, Fourth Quarter “Investors” section of its web site at www.employers.com. The Company also provides investor presentations on its website.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, redundancies in pre-privatization accident years, expectations regarding share repurchases and statements regarding financial position and operating performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
© 2016 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada. Insurance is offered through Employers Compensation Insurance Company, Employers Insurance Company of Nevada, Employers Preferred Insurance Company, and Employers Assurance Company. Not all insurers do business in all jurisdictions.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2015	2014	2015	2014
Revenues
Gross premiums written	$164,600	$151,600	$697,700	$697,700
Net premiums written	$162,600	$149,300	$689,300	$687,600
Net premiums earned	$181,800	$172,600	$690,400	$684,500
Net investment income	18,400	17,900	72,200	72,400
Net realized (losses) gains on investments	(15,800)	2,000	(10,700)	16,300
Other income	100	100	200	300
Total revenues	184,500	192,600	752,100	773,500
Expenses
Losses and loss adjustment expenses	105,900	110,200	429,400	453,400
Commission expense	22,800	20,400	85,400	81,400
Underwriting and other operating expenses	37,600	30,900	135,200	129,100
Interest expense	600	700	2,700	3,000
Total expenses	166,900	162,200	652,700	666,900

Net income before income taxes	17,600	30,400	99,400	106,600
Income tax (benefit) expense	(9,100)	1,300	5,000	5,900
Net income	$26,700	$29,100	$94,400	$100,700
Less impact of the LPT Agreement:
Amortization of Deferred Gain related to losses	2,300	2,600	9,500	11,200
Amortization of Deferred Gain related to contingent commission	500	500	1,900	1,900
Impact of the LPT Reserve Adjustments	—	8,800	6,400	31,100
Impact of the LPT Contingent Commission Adjustments	—	3,000	2,600	10,800
Net income before LPT Agreement	$23,900	$14,200	$74,000	$45,700
Comprehensive income
Unrealized gains (losses) during the period (net of taxes of $(16,300) and $14,600 for the periods ended December 31, 2015 and 2014, respectively)	$(3,800)	$6,600	$(30,300)	$27,100
Reclassification adjustment for realized (losses) gains in net income (net of taxes of $(3,700) and $5,700 for the periods ended December 31, 2015 and 2014)	10,300	(1,300)	7,000	(10,600)
Other comprehensive income (loss), net of tax	6,500	5,300	(23,300)	16,500
Total comprehensive income	$33,200	$34,400	$71,100	$117,200

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of	As of
(in thousands, except share data)	December 31, 2015	December 31, 2014
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,221,100 at December 31, 2015 and $2,186,100 at December 31, 2014)	$2,288,500	$2,275,700
Equity securities at fair value (cost $137,500 at December 31, 2015 and $97,800 at December 31, 2014)	198,700	172,700
Total investments	2,487,200	2,448,400
Cash and cash equivalents	56,600	103,600
Restricted cash and cash equivalents	2,500	10,800
Accrued investment income	20,600	20,500
Premiums receivable, less bad debt allowance of $12,200 at December 31, 2015 and $7,900 at December 31, 2014	301,100	295,800
Reinsurance recoverable for:
Paid losses	7,700	10,700
Unpaid losses, including bad debt allowance	628,200	669,500
Deferred policy acquisition costs	44,300	44,600
Deferred income taxes, net	67,900	49,700
Property and equipment, net	24,900	21,000
Intangible assets, net	8,500	9,000
Goodwill	36,200	36,200
Contingent commission receivable–LPT Agreement	29,200	26,400
Other assets	40,900	23,500
Total assets	$3,755,800	$3,769,700
Liabilities and stockholders' equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,347,500	$2,369,700
Unearned premiums	308,900	310,800
Total claims and policy liabilities	2,656,400	2,680,500
Commissions and premium taxes payable	52,500	46,300
Accounts payable and accrued expenses	24,100	20,400
Deferred reinsurance gain–LPT Agreement	189,500	207,000
Notes payable	32,000	92,000
Other liabilities	40,500	36,700
Total liabilities	$2,995,000	$3,082,900
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 55,589,454 and 54,866,802 shares issued and 32,216,480 and 31,493,828 shares outstanding at December 31, 2015 and 2014, respectively	$600	$600
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	357,200	346,600
Retained earnings	682,000	595,300
Accumulated other comprehensive income, net	83,600	106,900
Treasury stock, at cost (23,372,974 shares at December 31, 2015 and 2014)	(362,600)	(362,600)
Total stockholders’ equity	760,800	686,800
Total liabilities and stockholders’ equity	$3,755,800	$3,769,700

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31,
(in thousands)	2015	2014
Operating activities
Net income	$94,400	$100,700
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,300	7,000
Stock-based compensation	4,600	6,000
Amortization of premium on investments, net	12,800	10,600
Allowance for doubtful accounts	4,300	800
Deferred income tax benefit	(5,600)	(500)
Net realized gains on investments	10,700	(16,300)
Excess tax benefits from stock-based compensation	(1,200)	(1,200)
Other	100	(300)
Change in operating assets and liabilities:
Premiums receivable	(9,600)	(17,600)
Reinsurance recoverable for paid and unpaid losses	44,300	71,300
Federal income taxes recoverable	(3,900)	6,500
Unpaid losses and loss adjustment expenses	(22,200)	39,200
Unearned premiums	(1,900)	6,800
Accounts payable, accrued expenses and other liabilities	8,600	12,800
Deferred reinsurance gain-LPT Agreement	(17,500)	(42,100)
Contingent commission receivable–LPT Agreement	(2,800)	(1,300)
Other	(7,000)	(10,500)
Net cash provided by operating activities	116,400	171,900
Investing activities
Purchase of fixed maturity securities	(476,900)	(378,000)
Purchase of equity securities	(85,100)	(29,500)
Proceeds from sale of fixed maturity securities	105,400	47,900
Proceeds from sale of equity securities	34,700	36,500
Proceeds from maturities and redemptions of investments	323,900	251,100
Capital expenditures and other	(11,500)	(10,500)
Change in restricted cash and cash equivalents	8,300	(4,200)
Net cash used in investing activities	(101,200)	(86,700)
Financing activities
Cash transactions related to stock-based compensation	4,800	1,600
Dividends paid to stockholders	(7,700)	(7,600)
Payments on notes payable and capital leases	(60,500)	(11,300)
Excess tax benefits from stock-based compensation	1,200	1,200
Net cash used in financing activities	(62,200)	(16,100)
Net (decrease) increase in cash and cash equivalents	(47,000)	69,100
Cash and cash equivalents at the beginning of the period	103,600	34,500
Cash and cash equivalents at the end of the period	$56,600	$103,600

Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP
The Company uses the following measures to evaluate its financial performance for the periods presented. Certain measures are considered non-GAAP financial measures under applicable SEC rules and include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measures.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. Some of these measures also exclude net realized gains, net of taxes, and/or accumulated other comprehensive income, net of taxes, and amortization of intangibles, net of taxes. Management believes these are important indicators of how well the Company creates value for its stockholders through its operating activities and capital management. These measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations or can be impacted by both discretionary and other economic factors and may not represent operating trends.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable. Reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures are provided in the following discussion.
Net Income before impact of the LPT Agreement is net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Operating income is net income before the impact of the LPT excluding net realized gains on investments, net of taxes, and amortization of intangibles, net of taxes.
Reconciliation of Net Income to Net Income Before Impact of the LPT and Operating Income

	Three Months Ended
	December 31,
(in millions)	2015	2014
Net income	$26.7	$29.1
Less: Impact of the LPT Agreement	2.8	14.9
Net income before impact of the LPT	23.9	14.2
Less: Net realized (losses) gains on investments, net of taxes	(10.3)	1.3
Plus: Amortization of intangibles, net of taxes	0.1	0.1
Operating income	$34.3	$13.0

	Years Ended
	December 31,
(in millions)	2015	2014	2013
Net income	$94.4	$100.7	$63.8
Less: Impact of the LPT Agreement	20.4	55.0	37.9
Net income before impact of the LPT	74.0	45.7	25.9
Less: Net realized (losses) gains on investments, net of taxes	(7.0)	10.6	6.2
Plus: Amortization of intangibles, net of taxes	0.3	0.5	0.6
Operating income	$81.3	$35.6	$20.3

Reconciliation of Net Income per Share to Operating Income per Share

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Weighted average shares outstanding
Basic	32,279,494	31,596,435	32,070,911	31,529,621
Diluted	32,747,809	32,143,130	32,561,453	32,069,069

Basic earnings per common share
Net income	$0.83	$0.92	$2.94	$3.19
Less: Impact of the LPT Agreement	0.09	0.47	0.63	1.74
Net income before the impact of the LPT	0.74	0.45	2.31	1.45
Less: Net realized (losses) gains on investments, net of taxes	(0.32)	0.04	(0.22)	0.34
Plus: Amortization of intangibles, net of taxes	—	—	0.01	0.02
Operating income per basic share	$1.06	$0.41	$2.54	$1.13

Diluted earnings per common share
Net income	$0.82	$0.91	$2.90	$3.14
Less: Impact of the LPT Agreement	0.09	0.47	0.63	1.71
Net income before the impact of the LPT	0.73	0.44	2.27	1.43
Less: Net realized (losses) gains on investments, net of taxes	(0.31)	0.04	(0.21)	0.33
Plus: Amortization of intangibles, net of taxes	0.01	—	0.02	0.01
Operating income per diluted share	$1.05	$0.40	$2.50	$1.11
Deferred reinsurance gain–LPT Agreement (Deferred Gain) reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Stockholders' Equity Including the Deferred Gain is stockholders' equity including the Deferred reinsurance gain–LPT Agreement.
Average Stockholders' Equity Including the Deferred Gain is the sum of stockholders' equity including the deferred gain at the beginning and end of each of the periods presented divided by two.
Average stockholders' equity is the sum of stockholders' equity at the beginning and end of each of the periods presented divided by two.
Adjusted stockholders' equity is stockholders' equity including the Deferred Gain, less accumulated other comprehensive income, net.
Average adjusted stockholders' equity is the average of stockholders' equity including the deferred reinsurance gain-LPT Agreement, less accumulated other comprehensive income, net, for all quarters included in the calculation.
Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
Adjusted book value per share is adjusted stockholders' equity divided by the number of common shares outstanding.
GAAP book value per share is stockholders' equity divided by the number of common shares outstanding.

Reconciliation of Stockholders' Equity to Stockholders' Equity Including the Deferred Gain and Adjusted Stockholders' Equity

	Years Ended
	December 31,
(in millions, except share data)	2015	2014	2013	2012
Stockholders' equity	$760.8	$686.8	$568.7	$539.4
Deferred reinsurance gain–LPT Agreement	189.5	207.0	249.1	281.0
Stockholders' equity including the Deferred Gain	950.3	893.8	817.8	820.4
Less: Accumulated other comprehensive income, net	83.6	106.9	90.4	129.5
Adjusted stockholders' equity	$866.7	$786.9	$727.4	$690.9

Common shares outstanding	32,216,480	31,493,828	31,299,930	30,771,479

Book value per share	$29.50	$28.38	$26.13	$26.66
Adjusted book value per share	26.90	24.99	23.24	22.45
GAAP book value per share	23.62	21.81	18.17	17.53
Operating return on equity is the ratio of annualized operating income to adjusted average stockholders' equity for the periods presented.
Adjusted return on equity is the ratio of annualized net income before the LPT to average stockholders' equity including the Deferred Gain.
Return on equity is the ratio of annualized net income to average stockholders' equity for the periods presented.
Reconciliation of Operating Return on Equity and Adjusted Return on Equity to Return on Equity

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except for percentages)	2015	2014	2015	2014	2013
Annualized operating income	$137.2	$52.0
Operating income			81.3	$35.6	$20.3
Average adjusted stockholders' equity	854.0	778.3	826.8	757.2	709.2
Operating return on equity	16.1%	6.7%	9.8%	4.7%	2.9%

Annualized net income before impact of the LPT	$95.6	$56.8
Net income before impact of the LPT			74.0	$45.7	$25.9
Average stockholders' equity including the Deferred Gain	934.4	882.6	922.1	855.8	819.1
Adjusted return on equity	10.2%	6.4%	8.0%	5.3%	3.2%

Annualized net income	$106.8	$116.4
Net income			$94.4	$100.7	$63.8
Average stockholders' equity	743.4	669.7	723.8	627.8	554.1
Return on equity	14.4%	17.4%	13.0%	16.0%	11.5%

Calculation of Combined Ratio before the Impact of the LPT Agreement and Reconciliation to Current Accident Period Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except for percentages)	2015	2014	2015	2014
	(unaudited)
Net premiums earned	$181.8	$172.6	$690.4	$684.5

Losses and loss adjustment expenses	$105.9	$110.2	$429.4	$453.4
Loss & LAE ratio	58.3%	63.8%	62.2%	66.2%

Amortization of Deferred Gain related to losses	$2.3	$2.6	$9.5	$11.2
Amortization of Deferred Gain related to contingent commission	0.5	0.5	1.9	1.9
LPT Reserve Adjustments	—	8.8	6.4	31.1
LPT Contingent Commission Adjustments	—	3.0	2.6	10.8
Loss & LAE before impact of LPT	$108.7	$125.1	$449.8	$508.4
Impact of LPT	1.5%	8.7%	3.0%	8.0%
Loss & LAE ratio before impact of LPT	59.8%	72.5%	65.2%	74.3%

Commission expense	$22.8	$20.4	$85.4	$81.4
Commission expense ratio	12.5%	11.8%	12.4%	11.9%

Underwriting & other operating expenses	$37.6	$30.9	$135.2	$129.1
Underwriting & other operating expenses ratio	20.7%	17.9%	19.5%	18.9%

Total expenses	$166.3	$161.5	$650.0	$663.9
Combined ratio	91.5%	93.6%	94.1%	97.0%

Total expense before impact of the LPT	$169.1	$176.4	$670.4	$718.9
Combined ratio before the impact of the LPT	93.0%	102.2%	97.1%	105.0%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$108.7	$125.1	$449.8	$508.4
Plus: Favorable (unfavorable) prior period reserve development	8.5	(0.5)	7.2	(4.6)
Accident period losses & LAE before impact of LPT	$117.2	$124.6	$457.0	$503.8

Losses & LAE ratio before impact of LPT	59.8%	72.5%	65.2%	74.3%
Plus: Favorable (unfavorable) prior period reserve development ratio	4.7	(0.3)	1.0	(0.7)
Accident period losses & LAE ratio before impact of LPT	64.5%	72.2%	66.2%	73.6%

Combined ratio before impact of the LPT	93.0%	102.2%	97.1%	105.0%
Plus: Favorable (unfavorable) prior period reserve development ratio	4.7	(0.3)	1.0	(0.7)
Accident period combined ratio before impact of LPT	97.7%	101.9%	98.1%	104.3%
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE includes (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.
Combined Ratio before impact of the LPT Agreement. Combined ratio before impact of the LPT Agreement is the GAAP combined ratio before (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Book value per share. Equity including deferred reinsurance gain-LPT Agreement divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.